                                                                   Exhibit 99.1

[Regions Financial Corporation Logo]


May 16, 2005

The Board of Directors
Regions Financial Corporation
417 North 20th Street
Birmingham, Alabama 35202

RE: MODIFICATION OF MY COMPENSATION ARRANGEMENTS

Dear Fellow Board Members:

         In contemplation of my assuming the role of Chief Executive Officer of Regions Financial Corporation as of July 1, 2005, the Compensation Committee and I have discussed and agreed to certain amendments to my current compensation arrangements, which I and the Compensation Committee believe to be consistent with Regions' aspirations of best governance practices in today's environment. Specifically, this will confirm that we have agreed to amend my relevant agreements, and any plans or policies of which I am a participant or beneficiary, to accomplish the following changes no later than June 30, 2005:

         1. Elimination of gross-up for income and employment taxes. We agree to specifically delete any rights I may have to a gross-up for income and employment taxes on compensation I receive from Regions in the future (whether related to past or future services for Union Planters Corporation and/or Regions Financial), including without limitation the income tax gross-up provisions described in Section 1.2(e) of my current Employment Agreement and any formal or informal policy that may have applied as a matter of past practice to gross-up for income or employment taxes in connection with the vesting or exercise of equity awards or the distribution of any deferred compensation or retirement benefits. Notwithstanding the foregoing, we do not propose to eliminate or impact in any way the provisions of Section 1.2(f) of my current Employment Agreement, which provides for a gross-up payment for excise taxes imposed under
Section 4999 of the Internal Revenue Code in the case of a future change in control, including any gross-up for income and employment taxes incurred with respect to such excise tax gross-up payment.

         2. Elimination of option reloads and option gain deferrals. We agree to eliminate any rights I may have to receive "reload" grants of stock options upon my exercise of stock options that I currently hold or may acquire in the future. We also agree to terminate any programs or rights I may have to defer the gains on any stock options I may exercise in the future.

         3. Limitation of benefits under deferred compensation plan. The Compensation Committee has proposed to amend the Union Planters Corporation Amended and Restated Deferred Compensation Plan for Executives, to provide that the applicable company matching contribution will be limited to the first 25% of deferrable compensation in any given deferral period. I will agree to such an amendment, with the understanding that it will result in the substantial limitation of benefits I currently have under that plan.

         4. Reimbursement for personal use of company-provided transportation. We agree to amend any applicable agreements or policies to provide that I will be required to reimburse Regions for my use of Company aircraft or automobiles for personal travel in the future, which would include travel by my family members. We agree that my personal use of such forms of transportation will not be limited, provided that I reimburse the Company in full for such use.

         Please indicate your agreement with the foregoing by signing as indicated below.

                                         Sincerely,

                                         JACKSON W. MOORE



                                         /s/ Jackson W. Moore
                                         --------------------------------------

                                         ACCEPTED AND AGREED:


                                         REGIONS FINANCIAL CORPORATION



                                         /s/ James S. M. French
                                         --------------------------------------
                                         By: James S. M. French
                                         Title: Chair, Compensation Committee


                                      -2-